UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2010

Graymark Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 601-5300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On September 1, 2010, we at Graymark Healthcare, Inc. (“we,” “the company,” or “Graymark”) and our subsidiary, ApothecaryRx, LLC (“ARX”), executed an Asset Purchase Agreement (“Agreement”) with Walgreen Co. (“Walgreen” or “Buyer”) providing for the sale of substantially all the assets of ARX to Buyer (the “Asset Sale”). On October 29, 2001 we, ARX and Buyer executed an amendment to the Agreement.
The Agreement provides that in consideration for the ARX assets being purchased and liabilities being assumed, Buyer will pay in cash $25,500,000 plus up to $7,000,0000 for inventory (the “Inventory Amount”) and any security deposits, but less any payments remaining under goodwill protection agreements and any amounts due under promissory notes at closing which are assumed by Buyer (the “Purchase Price”). The assets being purchased by Buyer (the “Purchased Assets”) include (1) substantially all the assets and properties of ARX primarily used in or relating to the ownership and operation of ten retail pharmacies (the “Operate Location Pharmacies”), including all personal property, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names and related goodwill, and software and books, permits, and contracts, and (2) all prescriptions, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names, and software and books and records related to eight retail pharmacies (the “File Transfer Pharmacies”). ARX will retain all cash, cash deposits, and accounts receivable, agreements not assumed by Buyer, certain equipment and fixtures, and any personal property not located at the Operate Location Pharmacies.
The liabilities being assumed by Buyer include all obligations of ARX under certain contracts, including leases for the Operate Location Pharmacies and goodwill protection agreements, purchased by Buyer arising after the closing of the transaction and all obligations arising from operation of the retail pharmacy businesses purchased following the closing of the transaction.
On November 19, 20 and 21, 2010, we and ARX completed the sale of assets relating to 14 of our 18 pharmacies. We received approximately $17.0 million in net proceeds from the sale of assets of which $1.4 million was deposited into an indemnity escrow account as previously agreed. These proceeds are net of approximately $0.6 million of security deposits transferred to Buyer and the assumption by Buyer of liabilities associated with goodwill protection agreements and promissory notes. We also received an additional $3.0 million for the sale of inventory to Buyer at these 14 pharmacies . As part of our previously agreed to debt reduction, we have reduced the outstanding balance of our Arvest credit facility by approximately $13.2 million from the proceeds of these asset sales. We intend to continue to collect retained accounts receivable and realize additional proceeds from the sale of any remaining equipment and fixtures not sold to Buyer.
We expect to close the remaining asset sales for the 4 remaining pharmacies over the next few weeks and will report such sales by filing an additional current report on Form 8-K at that time.
Item 9.01. Financial Statements and Exhibits.
(b)	Pro Forma Financial Information.
The unaudited pro forma condensed combined financial information with respect to the transaction described in Item 2.01 is filed as Exhibit 99.1.
(d)	Exhibits.

Exhibit No.	Description
10.1+	Asset Purchase Agreement dated September 1, 2010 among Walgreen Co., ApothecaryRx, LLC, and, to certain sections only, Graymark Healthcare, Inc. (incorporated by reference to Exhibit No. 10.1 to registrant’s current report on Form 8-K filed September 2, 2010)

10.2	First Amendment to Asset Purchase Agreement dated October 29, 2010 among Walgreen Co., ApothecaryRx, LLC, and, to certain sections only, Graymark Healthcare, Inc. (incorporated by reference to Exhibit No. 10.1 to registrant’s current report on Form 8-K filed October 29, 2010)

99.1	Unaudited pro forma condensed combined financial information of Registrant.

+	The schedules and exhibits to the Asset Purchase Agreement are not being filed herewith. The Asset Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	GRAYMARK HEALTHCARE, INC.

Date: November 26, 2010	By:	/S/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement dated September 1, 2010 among Walgreen Co., ApothecaryRx, LLC, and, to certain sections only, Graymark Healthcare, Inc. (incorporated by reference to Exhibit No. 10.1 to registrant’s current report on Form 8-K filed September 2, 2010)

10.2	First Amendment to Asset Purchase Agreement dated October 29, 2010 among Walgreen Co., ApothecaryRx, LLC, and, to certain sections only, Graymark Healthcare, Inc. (incorporated by reference to Exhibit No. 10.1 to registrant’s current report on Form 8-K filed October 29, 2010)

99.1	Unaudited pro forma condensed combined financial information of Registrant.